Exhibit 99.3

China Jo-Jo Drugstores, Inc. Announces Board Changes

HANGZHOU, China--(BUSINESS WIRE)—January 4, 2013--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in Zhejiang and Shanghai, today announced the appointment of Mr. Taihong Guo to, and the resignations of Ms. Shuizhen Wu and Messrs. Chong’an Jin, Mr. Bennet Tchaikovsky, Xiaomeng Yu and Baowen Zhao from, the Company’s Board of Directors (the “Board”).

After these changes, the Board will be comprised of five (5) directors, three of whom are independent.  The Board previously consisted of nine (9) members.

“We welcome Mr. Guo to our Board, and given his expertise in the pharmaceutical industry, we are confident that he will prove an invaluable addition to our Company,” stated Mr. Lei Liu, the Company’s Chairman and CEO.

Since December 2012, Mr. Guo has been the President of the Zhejiang Province Pharmaceutical Industry Association, which has over 300 local pharmaceutical enterprises as members, and serves as a bridge between its members and the Zhejiang Food and Drug Administration (“FDA”).  He was previously the Chief of the Hangzhou FDA from January 2003 to September 2009, and an Inspector from September 2009 to June 2012.  From February 2010 to January 2012, he also chaired the Board of Supervisors at three private companies in Hangzhou: Hangzhou Industrial Assets Management Co., Ltd., a state-owned asset management company, Hangzhou Qingcunbao Group Co., Ltd., a leading supplier of traditional Chinese medicine and nutritional supplements throughout China, and Hangzhou Information Technology Co., Ltd., a state-owned asset management focusing on technology companies.

Mr. Guo will also serve as a member of the audit, compensation and nominating committees of the Board.

Of the departing directors, Mr. Jin will continue to serve on the Company as its Vice President, and Mr. Tchaikovsky will assist the Company on a part-time basis as a consultant.

“We want to thank Ms. Wu and Messrs. Yu and Zhao for their service as directors and wish each of them well on their future endeavors,” continued Mr. Liu.  “We also want to thank Messrs. Jin and Tchaikovsky for their continuing involvement with the Company.”

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China.  As of September 30, 2012, the Company had 65 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact

China Jo-Jo Drugstores, Inc.
Ming Zhao
Chief Financial Officer
Tel: (561) 372-5555
Email: frank.zhao@jojodrugstores.com